Exhibit 99.1

Praxair Reports Record Second-Quarter Earnings

  Sales of $2.5 billion, 18% above prior-year quarter
  Net income of $371 million and diluted EPS of $1.19, up 24%
  Strong volume growth in all geographies. Overall volumes up 12%
  Increases full-year adjusted diluted EPS guidance to $4.60 - $4.70*
  Third-quarter diluted EPS guidance of $1.15 to $1.20
  New $1.5 billion share repurchase program authorized

DANBURY, Conn.--(BUSINESS WIRE)--July 28, 2010--Praxair, Inc. (NYSE: PX) reported second-quarter net income and diluted earnings per share of $371 million and $1.19, respectively, both up 24% from the prior-year quarter.

Second-quarter sales were $2,527 million, 18% above the previous-year quarter. Sales increased due to double-digit volume growth in all geographic regions, led by South America and Asia. By end market, sales to chemicals, metals and electronics showed the strongest growth compared to the prior year. Compared to the first quarter of 2010, overall sales growth was 4%, and was broad-based across all major end-markets.

Operating profit in the second quarter of $547 million grew 22% from the prior-year quarter, and 8% sequentially*, reflecting higher volumes and the benefits of previous cost-reduction actions.

The company generated strong cash flow from operations in the quarter of $536 million. Operating cash flow funded $325 million of capital expenditures, primarily for new production plants under long-term contracts with customers, and dividends of $137 million. The after-tax return-on-capital ratio and return on equity for the quarter both increased, to 14.7% and 27.4%, respectively.*

Commenting on the financial results and business outlook, Chairman and Chief Executive Officer Steve Angel said, “The global economic environment continued to improve this quarter, with South America and Asia showing the strongest recovery. Our sales growth reflects strengthening global demand and new project start-ups. We leveraged our strong sales growth into higher earnings growth as a result of continued productivity improvements and prior-year cost reduction.

“We expect volume growth to continue in the second half of 2010, perhaps at a more modest pace. We are keeping a sharp focus on our costs, and executing well on our productivity initiatives, which will continue to allow us to leverage earnings growth. We are encouraged by the number of new large-project opportunities which we are pursuing around the world, primarily in the emerging markets. Our project backlog continues to increase, which will contribute significantly to sales and earnings growth in 2012 and beyond.

“The new stock repurchase program which we announced today reflects the confidence we have in our long-term growth outlook. We expect that our cash-flow generation will continue to exceed our capital investment requirements, due to our high return on capital.”

For the third quarter of 2010, Praxair expects diluted earnings per share in the range of $1.15 to $1.20.

For the full year of 2010, Praxair expects sales in the area of $10 billion. The company is raising its guidance for adjusted diluted earnings per share to a range of $4.60 to $4.70.* Full-year capital expenditures are expected to be about $1.4 billion, and the effective tax rate is forecasted to remain at about 28%.

Following is additional detail on second-quarter 2010 results by segment.

In North America, second-quarter sales were $1,281 million, 14% above the prior-year period due primarily to 12% volume growth. Sales grew to chemicals, metals and energy markets, principally hydrogen for refining. Operating profit of $294 million was 11% above the prior-year quarter due to higher volumes and lower fixed costs. Sequentially, sales were 3% above the first quarter from higher on-site, merchant-liquid, and packaged-gas volumes.

In Europe, second-quarter sales were $335 million compared to $306 million in the prior year. Excluding currency effects, sales grew 12%, primarily from higher on-site and merchant-liquid volumes in Germany, Italy and Spain. Operating profit was $73 million in the quarter, compared to $61 million in the prior-year quarter due to higher volumes and currency effects. Sequentially, sales declined slightly as the depreciation of the euro offset 5% underlying growth.

In South America, second-quarter sales of $490 million were 24% above the prior-year quarter due to volume growth and currency effects. Excluding currency effects, sales grew 12%, due primarily to higher volumes to metals, manufacturing and healthcare customers, and higher pricing. Operating profit was $114 million, compared to $70 million in the prior-year period due to currency effects, higher volumes and higher pricing. Sequentially, sales grew 7% due to broad-based volume growth.

Sales in Asia grew 41% from the prior-year quarter to $280 million. Excluding currency and cost pass-through effects, underlying sales grew 26% from robust volume growth across the region. The strongest sales growth came from the electronics, chemicals and metals end-markets. Operating profit was $44 million, 33% above the prior-year quarter. Sequentially, sales grew 9% due to continued growth in gases volumes in all major end markets.

Praxair Surface Technologies had second-quarter sales of $141 million compared to $118 million in the 2009 quarter. Sales growth was attributable primarily to an acquisition in 2009. Aviation coatings volumes increased, partially offset by weaker industrial coatings, particularly in Europe. Operating profit was $22 million in the quarter versus $19 million in the prior-year period, primarily due to productivity gains.

Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2009 sales of $9 billion. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

*See the attachments for calculations of non-GAAP measures. First-quarter operating profit and full-year expected diluted earnings per share are adjusted to exclude a charge of $27 million ($26 million after-tax, or 8 cents per diluted share) due primarily to the Venezuela currency devaluation.

Attachments: Statements of Income, Balance Sheets, Statements of Cash Flows, Segment Information, Quarterly Financial Summary, and Appendix: Non-GAAP Measures.

A teleconference on Praxair’s second-quarter results is being held this morning, July 28, at 11:00 am Eastern Time. The number is (617) 597-5360 -- Passcode: 79770262. The call also is available as a web cast at www.praxair.com/investors. Materials to be used in the teleconference are available on www.praxair.com/investors.

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s reasonable expectations and assumptions as of the date the statements are made but involve risks and uncertainties. These risks and uncertainties include, without limitation: the performance of stock markets generally; developments in worldwide and national economies and other international events and circumstances; changes in foreign currencies and in interest rates; the cost and availability of electric power, natural gas and other raw materials; the ability to achieve price increases to offset cost increases; catastrophic events including natural disasters, epidemics and acts of war and terrorism; the ability to attract, hire, and retain qualified personnel; the impact of changes in financial accounting standards; the impact of changes in pension plan liabilities; the impact of tax, environmental, healthcare and other legislation and government regulation in jurisdictions in which the company operates; the cost and outcomes of investigations, litigation and regulatory proceedings; continued timely development and market acceptance of new products and applications; the impact of competitive products and pricing; future financial and operating performance of major customers and industries served; and the effectiveness and speed of integrating new acquisitions into the business. These risks and uncertainties may cause actual future results or circumstances to differ materially from the projections or estimates contained in the forward-looking statements. The company assumes no obligation to update or provide revisions to any forward-looking statement in response to changing circumstances. The above listed risks and uncertainties are further described in Item 1A (Risk Factors) included in the company’s Form 10-K and 10-Q reports filed with the SEC which should be reviewed carefully. Please consider the company’s forward-looking statements in light of those risks.

PRAXAIR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Millions of dollars, except per share data)
(UNAUDITED)

	Quarter Ended		Year to Date
	June 30,		June 30,
	2010	2009	2010	2009

SALES (a)	$2,527	$2,138	$4,955	$4,261
Cost of sales	1,437	1,190	2,818	2,385
Selling, general and administrative	302	265	596	530
Depreciation and amortization	230	207	458	406
Research and development	19	18	37	36
Venezuela currency devaluation (b)	-	-	27	-
Other income (expense) - net	8	(11)	7	(15)
OPERATING PROFIT	547	447	1,026	889
Interest expense - net	29	33	61	68
INCOME BEFORE INCOME TAXES AND EQUITY INVESTMENTS	518	414	965	821
Income taxes	145	109	276	223
INCOME BEFORE EQUITY INVESTMENTS	373	305	689	598
Income from equity investments	8	6	15	11
NET INCOME (INCLUDING NONCONTROLLING INTERESTS)	381	311	704	609
Less: noncontrolling interests	(10)	(12)	(19)	(20)
NET INCOME - PRAXAIR, INC.	$371	$299	$685	$589

PER SHARE DATA - PRAXAIR, INC. SHAREHOLDERS

Basic earnings per share	$1.21	$0.97	$2.23	$1.91

Diluted earnings per share	$1.19	$0.96	$2.20	$1.89

Cash dividends	$0.45	$0.40	$0.90	$0.80

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic shares outstanding (000's)	306,826	307,957	306,810	307,887
Diluted shares outstanding (000's)	311,109	312,429	311,251	312,021
(a)	Sales for the 2010 quarter and year-to-date periods increased $26 million and $47 million, respectively, due to higher cost pass-through, with minimal impact on operating profit compared to 2009. Sales for the quarter and year-to-date periods increased $82 million and $224 million, respectively, due to currency effects versus 2009.

(b)	The 2010 year-to-date period includes a first quarter charge of $27 million ($26 million after-tax, or $0.08 per diluted share), related to the Venezuela currency devaluation. See appendix for non-GAAP measures which exclude the impact of this charge.

PRAXAIR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Millions of dollars)
(UNAUDITED)

	June 30,		December 31,
	2010		2009
ASSETS
Cash and cash equivalents	$	48	$45
Accounts receivable - net		1,617	1,579
Inventories		374	377
Prepaid and other current assets		236	222
TOTAL CURRENT ASSETS		2,275	2,223

Property, plant and equipment - net		8,932	8,990
Goodwill		2,009	2,070
Other intangibles - net		140	142
Other long-term assets		936	892
TOTAL ASSETS	$	14,292	$14,317

LIABILITIES AND EQUITY
Accounts payable	$	729	$730
Short-term debt		186	227
Current portion of long-term debt		57	71
Other current liabilities		787	785
TOTAL CURRENT LIABILITIES		1,759	1,813

Long-term debt		4,783	4,757
Other long-term liabilities		1,983	2,099
TOTAL LIABILITIES		8,525	8,669

EQUITY
Praxair, Inc. shareholders' equity		5,452	5,315
Noncontrolling interests		315	333
TOTAL EQUITY		5,767	5,648
TOTAL LIABILITIES AND EQUITY	$	14,292	$14,317

PRAXAIR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions of dollars)
(UNAUDITED)

	Quarter Ended		Year to Date
	June 30,		June 30,
	2010	2009	2010	2009
OPERATIONS
Net income - Praxair, Inc.	$371	$299	$685	$589
Noncontrolling interests	10	12	19	20
Net income (including noncontrolling interests)	381	311	704	609

Adjustments to reconcile net income to net cash provided by operating activities:
Venezuela currency devaluation and other charges, net of payments (a)	(1)	(10)	24	(28)
Deferred income taxes	54	(7)	100	29
Depreciation and amortization	230	207	458	406
Accounts receivable	36	(47)	(48)	47
Inventory	5	(1)	3	19
Payables and accruals	(28)	13	(28)	(246)
Pension contributions	(106)	(1)	(114)	(9)
Other	(35)	98	(80)	85
Net cash provided by operating activities	536	563	1,019	912

INVESTING
Capital expenditures	(325)	(370)	(613)	(663)
Acquisitions, net of cash acquired	(16)	(9)	(20)	(11)
Divestitures and asset sales	13	8	21	13
Net cash used for investing activities	(328)	(371)	(612)	(661)

FINANCING
Debt (decrease) increase - net	(383)	(14)	(27)	57
Issuances of common stock	33	21	55	37
Purchases of common stock	(50)	(85)	(140)	(85)
Cash dividends - Praxair, Inc. shareholders	(137)	(123)	(275)	(246)
Excess tax benefit on stock option exercises	8	3	13	6
Noncontrolling interest transactions and other	(6)	(19)	(11)	(22)
Net cash used for financing activities	(535)	(217)	(385)	(253)

Effect of exchange rate changes on cash and cash equivalents	(1)	4	(19)	3

Change in cash and cash equivalents	(328)	(21)	3	1
Cash and cash equivalents, beginning-of-period	376	54	45	32

Cash and cash equivalents, end-of-period	$48	$33	$48	$33
(a)	The charge of $27 million in the 2010 first quarter related to the Venezuela currency devaluation had no cash flow impact and is reflected as an adjustment to reconcile net income to net cash provided by operating activities. Also, this line includes cash payments of $1 million and $10 million in the 2010 and 2009 quarters, respectively, and $3 million and $28 million in the 2010 and 2009 year-to-date periods, respectively, related to the 2008 cost reduction program.

PRAXAIR, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(Millions of dollars)
(UNAUDITED)

	Quarter Ended		Year to Date
	June 30,		June 30,
	2010	2009	2010	2009
SALES
North America (a)	$1,281	$1,120	$2,519	$2,284
Europe (b)	335	306	673	609
South America (c)	490	395	948	748
Asia (d)	280	199	538	379
Surface Technologies (e)	141	118	277	241
Total sales	$2,527	$2,138	$4,955	$4,261

OPERATING PROFIT
North America (a)	$294	$264	$571	$520
Europe (b)	73	61	140	124
South America (c)	114	70	223	145
Asia (d)	44	33	78	59
Surface Technologies (e)	22	19	41	41
Segment operating profit	547	447	1,053	889
Venezuela currency devaluation	-	-	(27)	-
Total operating profit	$547	$447	$1,026	$889
(a)	North American 2010 sales for the quarter and year-to-date periods increased $1 million and $4 million, respectively, due to higher cost pass-through, with minimal impact on operating profit compared to 2009. Sales for the quarter and year-to-date periods increased $37 million and $76 million, respectively, due to currency effects versus 2009.

(b)	European 2010 sales for the quarter and year-to-date periods increased $1 million and $4 million, respectively, due to higher cost pass-through, with minimal impact on operating profit compared to 2009. Sales decreased $10 million for the quarter and increased $4 million for the year-to-date period due to currency effects versus 2009.

(c)	South American 2010 sales for both the quarter and year-to-date periods increased $4 million due to higher cost pass-through, with minimal impact on operating profit compared to 2009. Sales for the quarter and year-to-date periods increased $46 million and $121 million, respectively, due to currency effects versus 2009.

(d)	Asian 2010 sales for the quarter and year-to-date periods increased $20 million and $36 million, respectively, due to higher cost pass-through, with minimal impact on operating profit compared to 2009. Sales for the quarter and year-to-date periods increased $10 million and $19 million, respectively, due to currency effects versus 2009.

(e)	Surface Technologies 2010 sales decreased $1 million for the year-to-date period due to lower cost pass-through, with minimal impact on operating profit compared to 2009. Sales decreased $1 million for the quarter and increased $4 million for the year-to-date period due to currency effects versus 2009. On July 1, 2009, Praxair acquired Sermatech International Holdings Corp., which contributed sales in the 2010 quarter and year-to-date periods of $21 million and $41 million, respectively.

PRAXAIR, INC. AND SUBSIDIARIES
QUARTERLY FINANCIAL SUMMARY
(Millions of dollars, except per share data)
(UNAUDITED)

	2010		2009
	Q2	Q1 (b)	Q4	Q3 (b)	Q2	Q1
FROM THE INCOME STATEMENT
Sales	$2,527	$2,428	$2,407	$2,288	$2,138	$2,123
Cost of sales	1,437	1,381	1,370	1,277	1,190	1,195
Selling, general and administrative	302	294	274	284	265	265
Depreciation and amortization	230	228	223	217	207	199
Research and development	19	18	18	20	18	18
Venezuela currency devaluation and other charges	-	27	-	306	-	-
Other income (expenses) – net	8	(1)	(10)	(10)	(11)	(4)
Operating profit	547	479	512	174	447	442
Interest expense - net	29	32	33	32	33	35
Income taxes	145	131	133	(187)	109	114
Income from equity investments	8	7	6	7	6	5
Net income (including noncontrolling interests)	381	323	352	336	311	298
Less: noncontrolling interests	(10)	(9)	(12)	(11)	(12)	(8)
Net income - Praxair, Inc.	$371	$314	$340	$325	$299	$290

PER SHARE DATA - PRAXAIR, INC. SHAREHOLDERS
Diluted earnings per share	$1.19	$1.01	$1.09	$1.04	$0.96	$0.93
Cash dividends per share	$0.45	$0.45	$0.40	$0.40	$0.40	$0.40
Diluted weighted average shares outstanding (000's)	311,109	311,159	312,624	312,182	312,429	311,311

FROM THE BALANCE SHEET
Total debt	$5,026	$5,404	$5,055	$5,235	$5,107	$5,045
Total capital (a)	10,793	11,134	10,703	10,642	10,053	9,420
Debt-to-capital ratio (a)	46.6%	48.5%	47.2%	49.2%	50.8%	53.6%

FROM THE STATEMENT OF CASH FLOWS
Cash flow from operations	$536	$483	$709	$547	$563	$349
Capital expenditures	325	288	355	334	370	293
Acquisitions	16	4	3	117	9	2
Cash dividends	137	138	123	122	123	123

OTHER INFORMATION
Number of employees	25,877	26,010	26,164	26,432	26,139	26,533
After-tax return on capital (ROC) (a)	14.7%	13.6%	14.1%	13.6%	13.8%	13.8%
Return on Praxair, Inc. shareholders' equity (ROE) (a)	27.4%	25.4%	26.2%	26.2%	27.5%	28.7%

SEGMENT DATA
SALES
North America	$1,281	$1,238	$1,180	$1,162	$1,120	$1,164
Europe	335	338	351	323	306	303
South America	490	458	461	436	395	353
Asia	280	258	274	232	199	180
Surface Technologies	141	136	141	135	118	123
Total sales	$2,527	$2,428	$2,407	$2,288	$2,138	$2,123
OPERATING PROFIT
North America	$294	$277	$261	$263	$264	$256
Europe	73	67	76	68	61	63
South America	114	109	111	94	70	75
Asia	44	34	42	37	33	26
Surface Technologies	22	19	22	18	19	22
Segment operating profit	547	506	512	480	447	442
Venezuela currency devaluation and other charges	-	(27)	-	(306)	-	-
Total operating profit	$547	$479	$512	$174	$447	$442
(a)	Non-GAAP measure, see Appendix.

(b)	The first quarter 2010 includes a charge of $27 million ($26 million after-tax, or $0.08 per diluted share), related to the Venezuela currency devaluation. The third quarter 2009 includes a charge of $306 million ($7 million after-tax benefit, or $0.02 per diluted share) related to a federal tax amnesty program in Brazil and other charges. See Appendix.

PRAXAIR, INC. AND SUBSIDIARIES
APPENDIX
NON-GAAP MEASURES
(Millions of dollars, except per share data)
(UNAUDITED)

The following non-GAAP measures are intended to supplement investors’ understanding of the company’s financial information by providing measures which investors, financial analysts and management use to help evaluate the company’s financing leverage, return on net assets employed and operating performance. Special items which the company does not believe to be indicative of on-going business trends are excluded from these calculations so that investors can better evaluate and analyze historical and future business trends on a consistent basis. Definitions of these non-GAAP measures may not be comparable to similar definitions used by other companies and are not a substitute for similar GAAP measures. Adjusted amounts exclude the impact of the 2010 first quarter Venezuela currency devaluation and the 2009 third quarter Brazil tax amnesty program and other charges which helps investors understand underlying performance on a comparable basis.

	2010		2009
	Q2	Q1	Q4	Q3	Q2	Q1

Debt to Capital Ratio - The debt-to-capital ratio is a measure used by investors, financial analysts and management to provide a measure of financial leverage and insights into how the company is financing its operations.

Total debt	$5,026	$5,404	$5,055	$5,235	$5,107	$5,045
Equity:
Praxair, Inc. shareholders' equity	5,452	5,398	5,315	5,085	4,638	4,073
Noncontrolling interests	315	332	333	322	308	302
Total equity	5,767	5,730	5,648	5,407	4,946	4,375
Total Capital	$10,793	$11,134	$10,703	$10,642	$10,053	$9,420

Debt to capital ratio	46.6%	48.5%	47.2%	49.2%	50.8%	53.6%

After-tax return on Capital (ROC) - After-tax return on capital is a measure used by investors, financial analysts and management to evaluate the return on net assets employed in the business. ROC measures the after-tax operating profit that the company was able to generate with the investments made by all parties in the business (debt, noncontrolling interests and Praxair, Inc. shareholders’ equity).

Adjusted operating profit (a)	$547	$506	$512	$480	$447	$442
Less: adjusted income taxes (a)	(145)	(132)	(133)	(126)	(109)	(114)
Less: tax benefit on interest expense	(8)	(9)	(9)	(9)	(9)	(10)
Add: income from equity investments	8	7	6	7	6	5

Net operating profit after-tax (NOPAT)	$402	$372	$376	$352	$335	$323

Beginning capital	$11,134	$10,703	$10,642	$10,053	$9,420	$9,336
Ending capital	$10,793	$11,134	$10,703	$10,642	$10,053	$9,420
Average capital	$10,964	$10,919	$10,673	$10,348	$9,737	$9,378

ROC %	3.7%	3.4%	3.5%	3.4%	3.4%	3.4%

ROC % (annualized)	14.7%	13.6%	14.1%	13.6%	13.8%	13.8%

Return on Praxair, Inc. Shareholder's equity (ROE) - Return on Praxair, Inc. shareholders' equity is a measure used by investors, financial analysts and management to evaluate operating performance from a Praxair shareholder perspective. ROE measures the net income attributable to Praxair, Inc. that the company was able to generate with the money shareholders have invested.

Adjusted net income - Praxair, Inc. (a)	$371	$340	$340	$318	$299	$290

Beginning Praxair, Inc. shareholders' equity	$5,398	$5,315	$5,085	$4,638	$4,073	$4,009
Ending Praxair, Inc. shareholders' equity	$5,452	$5,398	$5,315	$5,085	$4,638	$4,073
Average Praxair, Inc. shareholders' equity	$5,425	$5,357	$5,200	$4,862	$4,356	$4,041

ROE %	6.8%	6.3%	6.5%	6.5%	6.9%	7.2%

ROE % (annualized)	27.4%	25.4%	26.2%	26.2%	27.5%	28.7%

(a)	Adjusted Operating Profit and Operating Profit Margin, Income Taxes, Effective Tax Rate, Net income - Praxair, Inc., Diluted EPS, and Full-Year Diluted EPS Guidance

			Second Quarter	First Quarter		Third Quarter
			2010	2010		2009
		Adjusted Operating Profit and Operating Profit Margin
		Reported operating profit	$547	$479		$174
		Add: Venezuela currency devaluation and other charges (b)	-	27		306
		Adjusted operating profit	$547	$506		$480

		Reported sales		$2,428		$2,288
		Adjusted operating profit margin		21%		21%
		Percentage change from 2010 first quarter	8%

		Adjusted Income Taxes
		Reported income taxes		$131		$(187)
		Add: Venezuela currency devaluation and other charges (b)		1		313
		Adjusted income taxes		$132		$126

		Adjusted Effective Tax Rate
		Reported income before income taxes and equity investments		$447		$142
		Add: Venezuela currency devaluation and other charges (b)		27		306
		Adjusted income before income taxes and equity investments		$474		$448

		Adjusted income taxes (above)		$132		$126
		Adjusted effective tax rate		28%		28%

		Adjusted Net Income - Praxair, Inc.
		Reported net income - Praxair, Inc.		$314		$325
		Add: Venezuela currency devaluation and other charges (b)		26		(7)
		Adjusted net income - Praxair, Inc.		$340		$318

		Adjusted Diluted EPS
		Diluted weighted average shares		311,159		312,182

		Reported diluted EPS		$1.01		$1.04
		Add: Venezuela currency devaluation and other charges (b)		0.08		(0.02)
		Adjusted diluted EPS		$1.09		$1.02

		Adjusted Full-Year 2010 Diluted EPS Guidance
				Low End	High End
		Expected full-year 2010 diluted EPS		$4.52	$4.62
		Add: Venezuela currency devaluation (b)		0.08	0.08
		Adjusted expected full-year 2010 diluted EPS		$4.60	$4.70

		Reported 2009 diluted EPS		$4.01	$4.01
		Less: Brazil tax amnesty program and other charges (b)		(0.02)	(0.02)
		Adjusted full-year 2009 diluted EPS		$3.99	$3.99

		Percentage change from 2009		15%	18%

(b)	Represent non-GAAP adjustments to eliminate the impact of (i) 2010 first quarter Venezuela currency devaluation and (ii) 2009 third quarter Brazil tax amnesty program and other charges. The company does not believe these items are indicative of on-going business trends and, accordingly, their impacts are excluded from the adjusted non-GAAP amounts so that investors can better evaluate and analyze historical and future business trends on a consistent basis.

	(i)	On January 8, 2010, Venezuela announced a devaluation of the Venezuelan bolivar and created a two tier exchange rate system. Under the new system, a 2.60 exchange rate between the bolivar and the U.S. dollar (which implies 17.3% devaluation) will apply for essential goods while an exchange rate of 4.3 (implying 50% devaluation) will apply for all remaining sectors, including Praxair's operations. In the first quarter 2010, Praxair recorded a $27 million charge ($26 million after-tax or $ 0.08 per diluted share) due primarily to the remeasurement of the local Venezuelan balance sheet to reflect the new official 4.3 exchange rate.

	(ii)	The 2009 third quarter period included a net after-tax benefit of $7 million ($306 million pre-tax charge offset by a $313 million tax benefit), or $0.02 per diluted share, related primarily to a third quarter Federal tax amnesty program in Brazil and other charges. (See Note 2 of Praxair's 2009 Annual Report on Form 10-K)

CONTACT:
Praxair, Inc.
Media:
Susan Szita Gore, 203-837-2311
susan_szita-gore@praxair.com
Investors:
Elizabeth Hirsch, 203-837-2354
liz_hirsch@praxair.com